Exhibit 99

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

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INTERNET:	OFFICE:	EMAIL:
www.mreic.reit	(732) 577-9996	mreic@mreic.com

FOR IMMEDIATE RELEASE	October 27, 2021
Contact: Becky Coleridge 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN THE

BIRMINGHAM, AL MSA

Holmdel, New Jersey…. October 27, 2021 – Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 290,879 square foot industrial building located at 3200 Rodeo Ct., Bessemer, AL at a purchase price of $30.2 million. The property is net-leased for 15 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 46 acres representing a land to building ratio of seven times providing for substantial future expansion capacity. Monmouth currently has nine properties undergoing parking expansions with several more planned in order to accommodate the strong demand for last-mile delivery.

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. We specialize in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate is a fully integrated and self-managed real estate company, whose property portfolio consists of 123 properties, containing a total of approximately 25.2 million rentable square feet, geographically diversified across 32 states. Our occupancy rate as of this date is 99.7%.

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